Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-130789-06

-------------—Original Message-------------—

From: [Identifying Information Redacted]

Sent: Monday, June 04, 2007 1:52 PM

Subject: *New Issue CMBS: BSCMS 2007-PWR16 <px GUIDANCE>

** BSCMS 2007-PWR16 ** $3.3Bn Fixed Rate CMBS

     Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley

     Rating Agencies: Moody’s, Fitch

Structure:

CL	SIZE($MM)	MDYS/FIT	C/E	A/L	PRIN WIN	PX GUIDE
A1	83.0	Aaa/AAA	30.000%	3.39	1-56	S+11A
A2	681.0	Aaa/AAA	30.000%	4.87	56-60	S+24A
A3	58.2	Aaa/AAA	30.000%	6.71	80-84	S+33A
AAB	130.7	Aaa/AAA	30.000%	7.29	60-112	S+27A
A4	954.4	Aaa/AAA	30.000%	9.76	112-119	S+28-29
A1A	412.5	Aaa/AAA	*** NOT OFFERED ***
AM	331.4	Aaa/AAA	20.000%	9.87	119-119	S+32A
AJ	273.4	Aaa/AAA	11.750%	9.94	119-120	S+40A
*A2-FL	[ ]	Aaa/AAA	30.000%	4.87	56-60	L+14A
*A4-FL	[ ]	Aaa/AAA	30.000%	9.76	112-119	L+15-16A
*AM-FL	[ ]	Aaa/AAA	20.000%	9.87	119-119	L+23A
*AJ-FL	[ ]	Aaa/AAA	11.375%	9.94	119-120	L+29A
*B	33.1	Aa1/AA+	10.750%	9.96	120-120	S+44A
*C	33.1	Aa2/AA	9.750%	9.96	120-120	S+48A
*D	33.1	Aa3/AA-	8.750%	9.96	120-120	S+55A
*E	20.7	A1/A+	8.125%	9.96	120-120	S+60A
*F	24.9	A2/A	7.375%	9.96	120-120	S+68A
*G	29.0	A3/A-	6.500%	9.96	120-120	S+78A
*H	41.4	Baa1/BBB+	5.250%	9.96	120-120	S+115A
*J	33.1	Baa2/BBB	4.250%	9.96	120-120	S+145A
*K	33.1	Baa3/BBB-	*** NOT OFFERED ***
*X	3,313.9**	Aaa/AAA	N/A	N/A	N/A

*	Subject to rule 144A
**	Notional Balance
***	The final sizes of A2-FL, A4-FL, AM-FL, and AJ-FL will be determined by market demand.

Collateral:

•	Loan Sellers: Wells Fargo (32.5%), Prudential (25.4%), Bear Stearns (23.8%), Principal (12.7%), Nationwide (5.6%)

•	261 loans / 295 properties

•	70.0% LTV / 65.6% Balloon LTV

•	1.45x DSCR / 1.35x DSCR after IO

•	NY 13.9%, CA 9.7%, MD 8.4%, WA 7.1%, GA 6.8%, TX 6.7%, VA 6.3%

•	Office 38.6%, Retail 26.4%, Multifamily 12.2%, Industrial 10.8%

•	Top 5 Loans: 33.9% / Top 10 Loans: 41.6%

Expected Timing:

•	Launch & Price: Week of June 4

•	Settlement: June 27

•	Conference Call Replay:

Domestic Dial-In:	1-703-925-2533

International Dial-In:	1-888-266-2081
Passcode: 1093708

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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